Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports Earnings for First Quarter 2011

Net charge-offs and inflows of non-performing loans continue to decline; Commercial and

Industrial loan and low cost deposit growth drive solid core business performance

BIRMINGHAM, Ala. – (BUSINESS WIRE) – April 19, 2011 – Regions Financial Corporation (NYSE:RF) today reported financial results for the quarter ending March 31, 2011.

Key points for the quarter included:

•	Reported earnings of 1 cent per diluted share reflect improved core business performance, compared to a loss of 21 cents per diluted share for the first quarter in 2010

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Pre-tax pre-provision net revenue (“PPNR”) totaled $539 million, including $82 million in security gains; PPNR on an adjusted basis (see non-GAAP reconciliation in Financial Supplement) totaled $460 million, an increase of 16 percent over the first quarter of 2010

•	Inflows of non-performing loans declined 23 percent linked quarter to $730 million; non-performing loans, excluding loans held for sale, declined 2 percent linked quarter

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Delinquencies declined for the fourth straight quarter; while Business Services Criticized loans, which include Classified loans, have declined for five consecutive quarters and were down 7% for the quarter

•	Net charge-offs decreased $201 million or 29 percent versus prior quarter

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Loan loss provision essentially matched net charge-offs resulting in an increase of 8 basis points to 3.92 percent in the allowance for loan losses to net loans ratio; loan loss allowance coverage of non-performing loans increased to 1.03x at March 31, 2011

•	Average commercial and industrial loans grew $933 million, driven by customers’ capital expenditures, increasing investments in inventory and M&A

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Net interest margin continued to improve, expanding 7 basis points to 3.07 percent or an increase of 30 basis points from first quarter 2010; quarterly improvement driven by declining deposit costs of 5 basis points and slower prepayments resulting in lower premium amortization in the securities portfolio

•	Funding mix improved as average low-cost deposits grew $1 billion or 1 percent during the first quarter in 2011 and increased $3.8 billion or 6 percent from the first quarter 2010

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Excluding adjustments for securities gains and mortgage loan sales, non-interest revenues on an adjusted basis (see non-GAAP reconciliation in Financial Supplement) declined 4 percent linked quarter, but were up 4 percent year-over-year on strong debit card volume and fee-based account growth

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Non-interest expenses decreased 8 percent linked quarter, or 4 percent excluding prior quarter’s debt extinguishment costs, driven by declines in professional and legal fees, credit-related expenses and salaries and benefits expense

•	Continued focus on expense control, enhancing productivity and limiting discretionary expenses

•	Solid capital position with a Tier 1 Capital ratio estimated at 12.5 percent and a Tier 1 Common ratio estimated at 7.9 percent

Earnings Highlights

	Three months ended:

(In millions. except per share data)	March 31, 2011		December 31, 2010		March 31, 2010
	Amount	Dil. EPS	Amount	Dil. EPS	Amount	Dil. EPS
Earnings
Net interest income	$863		$877		$831
Securities gains, net	82		333		59
All other non-interest income	761		880		753
Non-interest expense	1,167		1,266		1,230
Pre-tax pre-provision net revenue	539		824		413
Provision for loan losses	482		682		770
Net income (loss)	$69	$0.05	$89	$0.07	($196)	($0.16)
Preferred dividends and accretion	52	0.04	53	0.04	59	0.05
Net income (loss) available to common shareholders	$17	$0.01	$36	$0.03	($255)	($0.21)
Key ratios *
Net interest margin (FTE)	3.07%		3.00%		2.77%
Tier 1 Capital	12.5%		12.4%		11.7%
Tier 1 Common risk-based Ratio	7.9%		7.9%		7.1%
Tangible common stockholders’ equity to tangible assets (non-GAAP)	5.98%		6.04%		6.28%
Tangible common book value per share (non-GAAP)	$6.00		$6.09		$6.93
Asset quality
Allowance for loan losses as % of net loans	3.92%		3.84%		3.61%
Net charge-offs as % of average net loans~	2.37%		3.22%		3.16%
Non-performing assets as % of loans, foreclosed properties and non-performing loans held for sale	4.78%		4.69%		5.13%
Non-performing assets (including 90+ past due) as % of loans, foreclosed properties and non-performing loans held for sale	5.42%		5.38%		5.92%

*	Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated.
~	Annualized

Customer focus drives solid core business performance while credit trends continue to improve

Regions’ first quarter 2011 earnings available to common shareholders of $17 million, or 1 cent per diluted share, marks the company’s second consecutive quarterly profit and included solid core business performance and improving credit trends. As pre-tax pre-provision net revenue on an adjusted basis rose by 16 percent over the first quarter of 2010, the company continued its progress toward sustainable profitability. Additionally this quarter, the net interest margin continued to expand, low-cost deposits increased, middle market commercial and industrial lending continued to grow and regulatory capital increased.

“We’re making solid headway towards sustainable profitability and key credit metrics continue to improve,” said Grayson Hall, president and chief executive officer. “The economic recovery is slow—especially in our southeastern markets—but our focus on customers is paying off. We’re taking market share, gaining new customers and expanding existing relationships. At the same time, we are improving productivity and efficiency and taking steps to expediently and prudently deal with credit problems and more stressed credit portfolios.”

The company’s inflows of non-performing loans declined 23 percent versus the previous quarter, as the main driver was a $168 million or 64 percent decline in inflows of land, condo, and single family loans. A substantial portion of the company’s non-performing loans continues to be current and paying as agreed. As of March 31, 2011, consistent with the previous quarter, 38 percent of Business Services’ non-performing loans were current and paying as agreed compared to 28 percent a year ago. Loans paying current have cash flow and therefore the company expects these will result in less costly resolution versus non-income producing properties.

During the first quarter, net charge-offs declined $201 million, or 29 percent linked quarter, to $481 million or an annualized 2.37 percent of average loans and the provision for loan losses essentially matched net charge-offs. The current allowance for loan losses to loans ratio increased 8 basis points to 3.92 percent, while the loan loss allowance coverage of non-performing loans increased to 1.03x at March 31, 2011.

Focus on customers remains a strategic priority; C&I lending continues to grow

Retaining and profitably growing customers and core businesses is a key factor in returning the company to sustainable profitability. According to a recent report issued by the Temkin Group, Regions ranked as the top bank for customer experience, and as one of the top companies in America for customer service across all industries. The company has also received national awards from Greenwich & Associates for overall client satisfaction in middle market and for relationship manager performance in the company’s small business lending.

Overall, both ending and average loans declined 2 percent. Ending commercial and industrial grew 3 percent, offset by the company’s continued de-risking of its Investor Real Estate portfolio. The company is still targeting to reduce this portfolio to no more than 100 percent of the bank’s total regulatory capital, which approximates $14 billion today.

In the first quarter growth in lending to the middle market commercial and industrial customer segment continued, as average loans increased 4 percent linked-quarter in this segment and the company experienced increases in 65 percent of its markets. This was driven by customers’ increasing their investments in capital expenditures and inventory as well as mergers and acquisitions; both new client acquisition and line utilization are contributing to this growth. Total commercial and industrial outstandings have now grown for nine consecutive months. Line utilization rose to 41.7 percent as of March 31—up from year-end 2010’s 40.3 percent, the highest since September 2009; however, utilization still remains well below Regions’ historical normal rate.

The company also continues to execute on its plans to grow consumer loans, which includes an increased emphasis on indirect lending, cash banking product solutions, and continuing to leverage our customer loyalty and extensive branch network to retain and attract new customers.

Regions has remained an active lender in the current environment, having made new or renewed loan commitments totaling $13.3 billion during the first quarter, primarily driven by residential first mortgage production and lending to commercial customers, including those operating small businesses.

Net interest margin expansion driven by improving funding mix and slower prepayments resulting in lower investment portfolio premium amortization

Regions’ funding mix continued to improve during the quarter, as average low-cost deposits grew $1 billion or 1 percent linked quarter, driving a 7 basis point gain in net interest margin to 3.07 percent. During the first quarter, deposit costs declined 5 basis points to 0.59 percent. Slower prepayment rates and the resulting decrease in premium amortization on mortgage-backed securities and lower average cash balances at the Federal Reserve were also drivers of the increase. Overall, net interest income declined 2 percent linked quarter, but was 4 percent higher on a year-over-year basis at $863 million.

While some deposit re-pricing opportunity is available, the company believes that future margin expansion depends primarily on continued improvement in loan spreads and change in loan mix. The company remains disciplined with pricing on new loans, ensuring the company is being appropriately paid on a risk-adjusted basis. The company’s balance sheet is modestly asset sensitive and accordingly net interest income and net interest margin would increase with rising interest rates.

Modest decline in non-interest revenues

Non-interest revenue totaled $843 million and included $82 million in securities gains. On an adjusted basis, non-interest revenues declined 4 percent linked quarter, primarily driven by a 14 percent decline in brokerage and investment banking revenue, which benefited from several sizable investment banking transactions in the prior quarter, as well as other seasonal factors (see non-GAAP reconciliation in Financial Supplement). Income from service charges of $287 million was down slightly on both a linked quarter and a year-over-year basis. However, the company continues to see strong debit card volume and fee-based account growth, which is serving to offset the negative impact of Regulation E. Although mortgage originations were down on a linked quarter basis, resulting in a $6 million decline in mortgage income, they remain strong compared to historical standards, increasing 13 percent compared to the same period a year ago.

Non-interest expenses improve

Non-interest expense totaled $1.2 billion for the quarter. Non-interest expenses decreased 8 percent linked quarter, driven by declines in professional and legal fees, salaries and benefits expense, other real estate owned and loans held for sale expenses and a $55 million debt extinguishment cost in the prior quarter. Credit-related expenses are a significant component of non-interest expenses, ranging between $300 million and $400 million annually, and are expected to subside as the credit cycle eases. The company remains committed to targeting all areas of staffing, occupancy, discretionary spending, incentives, and credit-related expenses. Customers will continue to be at the center of every decision, and any changes will maintain focus on service quality and meeting their needs.

Regulatory reform

Depending on ultimate regulatory changes related to interchange fees and the timing of their implementation, the company faces additional fee income challenges in 2011. Regions derived $346 million from this revenue stream in 2010 and while it is premature to assess the proposals’ impact on these fees, the potential effect could be significant.

The company is encouraged by the Federal Reserve’s announcement of a delay in issuing a final rule on interchange fees. The company is also encouraged by the bills introduced in both the House and Senate with bipartisan support that would delay implementation of proposed reductions in interchange fees proposed by the Durbin Amendment, giving the industry more time to analyze pricing and consequences of the proposal. The company is hopeful that the review process and outcome will be more rational than the plan currently proposed. The desired approach is one that takes into account the banking industry’s total costs of delivering debit cards, such as losses related to fraud, and also considers the potential negative effect to the consumer on debit card availability.

Regardless of the outcome, the company is working to develop mitigation strategies to rationalize its business under the proposed rule changes. For instance, Regions began migrating accounts from free to fee eligible last May, and now all checking accounts are fee eligible. Also, the company continues to see a record level of penetration with its new checking account customers, who are electing to have a debit card 90 percent of the time.

Strong capital and liquidity

Tier 1 common and Tier 1 ratios remained solid, ending the quarter at an estimated 7.9 and 12.5 percent, respectively, and on a Basel III pro-forma basis were 7.5 and 11.1 percent, above the respective 7 percent and 8.5 percent minimum requirements. The company’s liquidity position at both the bank and the holding company remains strong as well. As of March 31, 2011, the company’s loan-to-deposit ratio was 84.4 percent.

About Regions Financial Corporation

Regions Financial Corporation, with $132 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and 2,200 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This press release may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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The Dodd-Frank Wall Street Reform and Consumer Protection Act became law on July 21, 2010, and a number of legislative, regulatory and tax proposals remain pending. Additionally, the U.S. Treasury and federal banking regulators continue to implement, but are also beginning to wind down, a number of programs to address capital and liquidity in the banking system. Proposed rules, including those that are part of the Basel III process, could require banking institutions to increase levels of capital. All of the foregoing may have significant effects on Regions and the financial services industry, the exact nature of which cannot be determined at this time.

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The impact of compensation and other restrictions imposed under the Troubled Asset Relief Program (“TARP”) until Regions repays the outstanding preferred stock and warrant issued under the TARP, including restrictions on Regions’ ability to attract and retain talented executives and associates.

•	Possible additional loan losses, impairment of goodwill and other intangibles, and adjustment of valuation allowances on deferred tax assets and the impact on earnings and capital.

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Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins. Increases in benchmark interest rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated.

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Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular, including any prolonging or worsening of the current unfavorable economic conditions, including unemployment levels.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations may have an adverse effect on business.

•	The current stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, and regulatory and compliance risk.

•	Regions’ ability to ensure adequate capitalization which is impacted by inherent uncertainties in forecasting credit losses.

•	The cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as floods, droughts and hurricanes, and the effects of man-made disasters such as the Gulf of Mexico oil spill.

•	Possible downgrades in ratings issued by rating agencies.

•	Potential dilution of holders of shares of Regions’ common stock resulting from the U.S. Treasury’s investment in TARP.

•	Possible changes in the speed of loan prepayments by Regions’ customers and loan origination or sales volumes.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates and the related acceleration of premium amortization on those securities.

•	The effects of problems encountered by larger or similar financial institutions that adversely affect Regions or the banking industry generally.

•	Regions’ ability to receive dividends from its subsidiaries.

•	The effects of the failure of any component of Regions’ business infrastructure which is provided by a third party.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2010, as on file with the Securities and Exchange Commission.

Use of non-GAAP financial measures

Page two of this earnings release presents Tier 1 common risk-based ratio and tangible common equity (non-GAAP). Page five of the financial supplement shows additional ratios based on return on average assets, tangible common stockholders’ equity, efficiency ratio, as well as the Tier 1 common risk-based ratio and computations of earnings and certain other financial measures excluding the regulatory charge (non-GAAP). Tangible common stockholders’ equity ratios have become a focus of some investors, and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the Supervisory Capital Assessment Program, these regulators began supplementing their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weighted category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies and procedures in place to identify and address expenses that qualify for non-GAAP presentation, including authorization and system controls to ensure accurate period to period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes the regulatory charge does not represent the amount that effectively accrues directly to stockholders (i.e. the regulatory charge is a reduction in earnings and stockholders’ equity).

See page 8 of the supplement to this earnings release for the computation of pre-tax pre-provision net revenue (GAAP) to adjusted pre-tax pre-provision net revenue (non-GAAP). See pages 25 and 26 of the supplement to this earnings release for 1) computation of GAAP net income (loss) available to common shareholders, earnings (loss) per common share and return on average assets to non-GAAP financial measures, 2) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 3) a reconciliation of stockholders’ equity (GAAP) to Tier 1 capital (regulatory) and to Tier 1 common equity (non-GAAP), 4) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP) 5) a reconciliation of non-interest revenue (GAAP) to adjusted non-interest revenue (non-GAAP) and 6) a computation of the efficiency ratio (non-GAAP).

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